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Exhibit 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) and related Prospectus of Ace Marketing & Promotions, Inc. for the registration of 1,427,363 shares of its common stock and to the inclusion of our report dated March 1, 2006, with respect to the financial statements of Ace Marketing & Promotions, Inc. for the years ended December 31, 2005 and 2004.


/s/ Holtz Rubenstein Reminick LLP

Melville, New York
November 21, 2006